UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

Bitcoin Depot Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41305	87-3219029
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8601 Dunwoody Place

Sandy Springs, GA 30350

(Address of principal executive offices)

(678) 435-9604

Registrant’s telephone number, including area code

3343 Peachtree Road NE, Suite 750

Atlanta, GA 30326

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CRF 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CRF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BTM	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $80.50 per share	BTMWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Explanatory Note

This Amendment No. 1 on Form 8-K/A is an amendment to the current report on Form 8-K of Bitcoin Depot Inc. (the “Company”), filed on March 24, 2026 (the “Original Form 8-K”). As disclosed on the Original Form 8-K, on March 23, 2026 (the “Effective Date”), the board of directors of the Company (the “Board”) appointed W. Alexander Holmes as Chief Executive Officer and Executive Chairman of the Board. At the time of his appointment, the Board had not yet established his compensation levels or approved any compensatory agreements for Mr. Holmes in his new role. On March 27, 2026, the Board approved an employment agreement and restricted stock award for Mr. Holmes and on March 30, 2026, the Company entered into material compensatory arrangements with each of (i) Mr. Holmes, (ii) our Chief Financial Officer, David Gray, and (iii) our General Counsel and Corporate Secretary, Christopher Ryan, each as described below. The Company is amending the Original Form 8-K to provide a description of the compensation arrangements and agreements for Mr. Holmes established in connection with his appointment as Chief Executive Officer and Executive Chairman of the Board. The Company is also providing information about compensatory agreements with each of Messrs. Gray and Ryan, which are unrelated to the Original Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Entry into Employment and Award Agreement with the Chief Executive Officer and Chairman of the Board

On March 30, 2026, in connection with his appointment as Chief Executive Officer and Chairman of the Board, the Company entered into an employment agreement with Mr. Holmes, effective as of March 27, 2026 (the “Holmes Employment Agreement”). Under the Holmes Employment Agreement, Mr. Holmes will receive an annual base salary of $1,000,000. Mr. Holmes will also be eligible to earn an annual cash bonus (the “Annual Bonus”) with a target value that shall be no less than 100% of his base salary, provided that the minimum Annual Bonus for 2026 will be $500,000 (the “2026 Minimum Bonus”). Mr. Holmes must be employed by the Company or its affiliates at the time the Annual Bonus is paid in order to be eligible for the payment of the Annual Bonus, including the 2026 Minimum Bonus.

In addition, Mr. Holmes will receive a sign-on bonus of $500,000 (the “Sign-On Bonus”), payable within 30 days following the effective date of the Holmes Employment Agreement. If Mr. Holmes is terminated by the Company for cause or voluntarily resigns without good reason, in either case prior to the one-year anniversary of the Effective Date, Mr. Holmes shall repay the Company a pro-rata portion of the sign-on bonus, provided that Mr. Holmes will not be obligated to repay any portion of the Sign-On Bonus greater than the net (after tax) amount actually received by Mr. Holmes. Mr. Holmes will also be eligible for 30 days of paid time off, participation in the Company’s benefit plans for similarly situated employees and reimbursement of business expenses, including up to $15,000 of legal fees in connection with the negotiation and execution of the Holmes Employment Agreement.

In addition, the Holmes Employment Agreement provides that Mr. Holmes will be granted a performance cash award (the “PC Award”) pursuant to the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan (the “Plan”) with a target value of $1,500,000 and a maximum value of $3,000,000. The PC Award will vest based on the Company’s performance with respect to a metric selected by the Board, over the 2026 fiscal year (the “PC Performance Period”). If earned, the performance cash award will be paid as follows: (i) one-third no later than 60 days following the end of the PC Performance Period, (ii) one-third on the first anniversary of the end of the PC Performance Period, and (iii) one-third on the second anniversary of the end of the PC Performance Period, in each case subject to continued employment through the applicable payment date. However, if Mr. Holmes is terminated without cause or resigns for good reason, in each case prior to a change in control or more than one year following a change in control, a pro-rated portion of the target PC Award (or the actual earned amount, if the applicable performance period has ended), less any amounts previously paid, will vest and be paid no later than 60 days following the termination date. If Mr. Holmes is terminated by the Company without cause or resigns for good reason within 1 year following a change in control, the unpaid portion of the performance cash award will become fully vested as of the termination date and will be paid no later than 60 days thereafter. The PC Award will be subject to the other terms and conditions of the award agreement documenting the PC Award.

The Holmes Employment Agreement provides that it is the intention of the Board that Mr. Holmes will receive awards under the Plan equal to approximately $3,000,000 per full calendar year in 2027 and beyond, subject to his continued employment through the date of grant and further subject to the terms and conditions of the Plan and the applicable award agreements documenting such awards.

The Holmes Employment Agreement further provides that upon a termination of Mr. Holmes’ employment by the Company without cause or a resignation by Mr. Holmes for good reason, Mr. Holmes is eligible to receive: (i) unpaid base salary through the termination date, any accrued but unused paid time off payable in cash, unreimbursed business expenses, and vested employee benefits in accordance with plan terms (the “Accrued Obligations”); (ii) the following severance payments: (A) if such termination occurs prior to a change in control or more than twelve (12) months following a change in control, a lump-sum cash payment equal to (1) the greater of (x) three (3) months of base salary and (y) provided Mr. Holmes has been employed by the Company or its affiliates for at least six (6) months as of the termination date, one (1) month of base salary for each full month of employment with the Company, up to a maximum of twelve (12) months of base salary (the number of months of base salary payable, the “Non-CIC Severance Multiple”), plus (2) 1/12th of Mr. Holmes’s target Annual Bonus for the year in which the termination date falls multiplied by the Non-CIC Severance Multiple, in each case, paid within sixty (60) days of the termination date; or (B) if such termination occurs within twelve (12) months following a Change in Control, a lump-sum cash payment equal to (1) eighteen (18) months (18 months, the “CIC Severance Multiple”) of base salary, plus (2) 1.5 multiplied by Mr. Holmes’s target Annual Bonus for the year in which the termination date falls, paid within sixty (60) days of the termination date; and (iii) a lump-sum cash payment equal to the Non-CIC Severance Multiple or CIC Severance Multiple, as applicable, multiplied by the monthly premium that would otherwise be payable by Mr. Holmes for continued health benefits for himself and his eligible dependents pursuant to COBRA, at the full COBRA premium rate in effect as of immediately prior to the termination date under the applicable employer-sponsored group health plan, based on the level of coverage Mr. Holmes had thereunder as of the termination date. Receipt of these payments and benefits is conditioned on Mr. Holmes’s timely execution and non-revocation of a release of claims and ongoing compliance with the Holmes Employment Agreement’s restrictive covenants (as further described below). Upon any other type of termination, Mr. Holmes will receive only the Accrued Obligations under the Holmes Employment Agreement, though he may be eligible to receive accelerated vesting of awards granted under the Plan under certain other qualifying terminations of employment.

The restrictive covenants included in the Holmes Employment Agreement include confidentiality and non-use obligations during employment and thereafter (with trade secrets protected indefinitely), a non-competition covenant for eighteen (18) months post-employment, limited to the Company’s lines of business and geographies in which it operates, non-solicitation of employees and customers for eighteen (18) months post-employment, cooperation and assistance with respect to litigation and investigations, invention and work-product assignment, and an obligation to return Company property and information.

The foregoing description of the Holmes Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Holmes Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

On March 27, 2026, Mr. Holmes was granted 742,574 restricted stock units that vest as follows: (a) 33% on March 27, 2027 (the “Holmes Initial Vesting Date”) and (b) an additional 8.375% on each of the first eight quarterly anniversaries of the Holmes Initial Vesting Date, such that the restricted stock units will be fully vested on March 27, 2029, subject to Mr. Holmes’ continued employment through each such date, except as provided in the award agreement documenting such award.

Retention Bonus Agreement with Chief Financial Officer

On March 30, 2026, the Company entered into a retention bonus letter with David Gray (the “Gray Retention Bonus Letter”). Under the terms of the Gray Retention Bonus Letter, the Company agreed to provide Mr. Gray with a retention bonus in the amount of $900,000 (the “Gray Retention Bonus”), in consideration of his continued service to the Company during the twelve-month period commencing on March 30, 2026 (the “Gray Effective Date”). The Gray Retention Bonus will be paid in three equal installments, with the first installment payable within thirty days following the Gray Effective Date, the second installment payable on the six-month anniversary of the Gray Effective Date, and the third installment payable on the twelve-month anniversary of the Gray Effective Date. Each installment is subject to Mr. Gray’s continued employment with the Company or one of its affiliates through the date of payment. In the event Mr. Gray voluntarily resigns or is terminated for cause, in each case, prior to the last payment date, Mr. Gray shall repay all portions of the Gray Retention Bonus paid prior to termination, net of all applicable taxes, and shall forfeit any portion of the Gray Retention Bonus remaining unpaid as of such date.

The foregoing description of the Gray Retention Bonus Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Gray Retention Bonus Letter, which is attached hereto as Exhibit 10.2 and incorporated into this Item 5.02 by reference.

Offer Letter and Retention Bonus Agreement with General Counsel and Corporate Secretary

On March 27, 2026, the Board appointed Christopher Ryan as General Counsel and Corporate Secretary of the Company, effective as of March 30, 2026. Mr. Ryan originally joined the Company in January 2025 as Chief Legal Officer and briefly stepped down from his role at the Company in February of 2026. The Company is enthusiastic about his return and, in connection with the same, entered into an offer letter with Mr. Ryan on March 30, 2026 (the “Ryan Offer Letter”) that provides for: (i) an annualized base salary of $400,000, (ii) eligibility to earn a target annual bonus equal to 50% of his annual base salary, (iii) standard benefits available to similarly situated employees, and (iv) 20 days of paid time off per year. On March 30, 2026, Mr. Ryan was granted 99,010 restricted stock units that vest as follows: (a) 33% on March 30, 2027 (the “Ryan Initial Vesting Date”) and (b) an additional 8.375% on each of the first eight quarterly anniversaries of the Ryan Initial Vesting Date, such that the restricted stock units will be fully vested on March 30, 2029, subject to Mr. Ryan’s continued employment through each such date, except as provided in the award agreement documenting such award.

Additionally, on March 30, 2026, the Company entered into a retention bonus letter with Mr. Ryan (the “Ryan Retention Bonus Letter”). Under the terms of the Ryan Retention Bonus Letter, the Company agreed to provide Mr. Ryan with a retention bonus amount of $300,000 (the “Ryan Retention Bonus”) in consideration of his service to the Company during the twelve-month period commencing on March 30, 2026 (the “Ryan Effective Date”). The Ryan Retention Bonus will be paid (and subject to repayment and forfeiture) on the same schedule and pursuant to the same terms as the Gray Retention Bonus.

The foregoing descriptions of the Ryan Offer Letter and the Ryan Retention Bonus Letter do not purport to be complete and are qualified in their entirety by reference to the full text of the Ryan Offer Letter and Ryan Retention Bonus Letter, which are attached hereto as Exhibit 10.3 and 10.4, respectively, and incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1#	Employment Agreement by and between W. Alexander Holmes and Bitcoin Depot Operating LLC, entered into as of March 30, 2026.

10.2#	Retention Bonus Letter by and between David Gray and Bitcoin Depot Inc., entered into as of March 30, 2026.

10.3#	Offer Letter by and between Chris Ryan and Bitcoin Depot Operating LLC, entered into as of March 30, 2026.

10.4#	Retention Bonus Letter by and between Chris Ryan and Bitcoin Depot Inc., entered into as of March 30, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

#	Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bitcoin Depot Inc.

Dated: March 31, 2026	By:	/s/ David Gray
	Name:	David Gray
	Title:	Chief Financial Officer